Exhibit 99.1

CardioDynamics BioZ Monitoring Reduces Incidence of Low Blood Pressure by 52% in Women Undergoing Cesarean Section

PR Newswire -- May 9, 2005

    STUDY PRESENTED AT THE 37TH ANNUAL SOCIETY FOR OBSTETRICS ANESTHESIA AND
                                  PERINATOLOGY

SAN DIEGO, May 9 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq:
CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced the presentation of a BioZ ICG study at the Society for Obstetrics Anesthesia and Perinatology 37th Annual Meeting held May 4-7, 2005, in Palm Desert, CA. The study, conducted by researchers from the University of Texas Southwestern Medical Center at Dallas, determined the incidence of hypotension (low blood pressure) was reduced by 52% when the Company's BioZ monitored cardiac output and systemic vascular resistance (SVR) following spinal anesthesia for cesarean section. Early detection of changes in these parameters allowed the clinicians to treat with drugs to counteract the potentially harmful effects of hypotension.

Shiv Sharma, M.D., Professor, Department of Anesthesiology/Pain Management, UTSM Center at Dallas, stated, "Up to 25% of the four million births per year in the United States are delivered by cesarean section. Hypotension occurs in up to 70% of women undergoing cesarean section following spinal anesthesia. Low cardiac output and/or low systemic vascular resistance cause hypotension. Early treatment of a drop in systemic vascular resistance, as obtained by the BioZ system, significantly minimized the incidence of hypotension without compromising the welfare of the fetus."

"This study identifies yet another application for our ICG technology," stated Michael K. Perry, CardioDynamics' Chief Executive Officer. "Invasive methods are not an option in this patient group, and there is a clear need for physicians to have access to continuous blood flow data in order to provide early assessment and treatment without risk to the mother or her baby."

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography
(ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

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Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as potential growth rates, success of clinical studies, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K/A. The Company does not undertake to update the disclosures contained in this press release.

SOURCE  CardioDynamics
    -0-                             05/09/2005
    /CONTACT: Investor Relations, Bonnie Ortega, ext. 1005, bortega@cardiodynamics.com, or Media Relations, Irene Paigah, ext. 1012, ipaigah@cardiodynamics.com, both of CardioDynamics, +1-888-522-2342/
    /Web site:  http://www.cdic.com